Harbor Department
Agreement 2664
City of Los Angeles

AGREEMENT NO. ______________

AGREEMENT BETWEEN
THE CITY OF LOS ANGELES AND
BALQON CORPORATION

THIS AGREEMENT ("Agreement") is made and entered into by and between the CITY OF LOS ANGELES, a municipal corporation ("City"), acting by and through its Board of Harbor Commissioners ("Board"), and BALQON CORPORATION, a California corporation, with its address at 1701 E. Edinger Avenue, Unit E-3, Santa Ana, California 92656 ("Balqon").

WHEREAS, City has adopted the San Pedro Bay Ports Clean Air Action Plan which has as one of its primary goals the reduction of diesel and other emissions resulting from operations at the Port of Los Angeles ("POLA") and Port of Long Beach ("POLB"); and

WHEREAS, drayage trucks and cargo handling equipment utilized in connection with operations at POLA and POLB have been identified as a significant source of such emissions; and

WHEREAS, City requires the professional, expert, technical, and production services of Balqon on a temporary or occasional basis to assist the City in development, testing, demonstration, and manufacturing of heavy duty electric vehicles, including an electric yard hostler and an electric drayage truck, which would utilize electricity as opposed to diesel or other fossil fuel to power movement in cargo handling operations; and

WHEREAS, Balqon possesses extensive general experience in designing, developing, manufacturing, and distributing heavy duty electric vehicles in domestic and international markets, with specific experience in designing electric cargo handling equipment, and with unique and exclusive experience in designing and manufacturing a heavy duty electric drayage truck for port use; and

WHEREAS, Balqon, by virtue of its training and experience, and based on a recent favorable evaluation of its current Model E-30 electric drayage truck by the City, is well qualified to provide such services and equipment to City; and

WHEREAS, City does not employ personnel with the required expertise nor is it feasible to do so on a temporary or occasional basis;

NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

I. SERVICES TO BE PERFORMED BY BALQON

Balqon hereby agrees to furnish to City, as an independent contractor, certain equipment along with professional, technical and expert services of a temporary and occasional character which shall consist of:

A. The production and delivery of twenty (20) electric yard hostlers and associated equipment including but not limited to chargers, batteries and controllers possessing the specifications set forth on Exhibit "A" hereto ("Yard Hostler" or "Yard Hostlers"); and

B. The full execution of the Scope of Work set forth on Exhibit "B" hereto, including the generation of written reports updating the status of such execution to be submitted by Balqon along with any invoices submitted in connection with Section V of this Agreement.

C. The production and delivery of five (5) short-haul, on-road electric drayage trucks and associated equipment including but not limited to chargers, batteries and controllers ("Electric Truck") possessing the specifications set forth on Exhibit "C" hereto.

D. Balqon shall move its headquarters and research operations to the City of Los Angeles and also shall establish its initial production operations in the City of Los Angeles within eighteen (18) months after the effective date of this Agreement. Thereafter, although it is the intent of Balqon to maintain its primary operations in the City of Los Angeles, it shall have no obligation to remain in the City of Los Angeles if in its sole reasonable judgment doing so is not commercially practical to optimize the production and further development of Electric Vehicles, as that term is defined in Section VI.

E. If Balqon hires employees to supplement those existing as of the Effective Date in order to provide the services required herein, Balqon shall post any job openings at the First Source Workforce Development Office, a workforce development program that provides prospective employee applicants through a non-exclusive job referral system. Balqon shall also consult the First Source list of prospective employee applicants prior to any such hiring.

II. <u>SERVICES TO BE PERFORMED BY CITY</u>

A. City shall furnish Balqon, upon its request, all documents and papers in possession of City which may lawfully be supplied to Balqon and which are necessary for it to perform its obligations.

B. The Executive Director or his or her designee is designated as the contract administrator for City and shall resolve any and all questions which may arise as to the quality or acceptability of the equipment and services performed and the manner of performance, the interpretation of instructions to Balqon, the acceptable completion of this Agreement, and the amount of compensation due. Notwithstanding the preceding, the termination of this Agreement shall be governed by the provisions of Section X (Termination) hereof.

III. EFFECTIVE DATE AND TERM OF AGREEMENT

A. Subject to the provisions of Charter Section 245, the effective date of this Agreement shall be the date of its execution by Executive Director upon authorization of the Board. Balqon is aware that the City Council, pursuant to Charter Section 245 of the City of Los Angeles, has the right to review this Agreement. Accordingly, in no event shall this Agreement become effective until the sixth Council meeting day after Board action or the City Council's approval of the Agreement.

B. Subject to Section X, this Agreement shall be in full force and effect commencing from the date of execution and shall continue for a period not to exceed three years.

IV. TERMINATION DUE TO NON-APPROPRIATION OF FUNDS

This Agreement is subject to the provisions of the Los Angeles City Charter which, among other things, precludes the City from making any expenditure of funds or incurring any liability, including contractual commitments, in excess of the amount appropriated thereof.

The Board, in awarding this Agreement, is expected to appropriate sufficient funds to meet the estimated expenditure of funds through June 30 of the current fiscal year and to make further appropriations in each succeeding fiscal year during the life of the Agreement.

The City, its boards, officers, and employees are not bound by the terms of this Agreement or obligated to make payment thereunder in any fiscal year in which the Board does not appropriate funds therefore. Balqon is not entitled to any compensation in any fiscal year in which funds have not been appropriated for the Agreement by the Board.

Although Balqon is not obligated to perform any work under the Agreement in any fiscal year in which no appropriation for the Agreement has been made, Balqon agrees to resume performance of the work required by the Agreement on the same terms and conditions for a period of sixty (60) days after the end of the fiscal year if an appropriation therefore is approved by the Board within that 60-day period. Balqon is responsible for maintaining all insurance and bonds during this 60-day period until the appropriation is made; however, such extension of time is not compensable.

If in any subsequent fiscal year funds are not appropriated by the Board for the work required by the Agreement, the Agreement shall be terminated. However, such termination shall not relieve the parties of liability for any obligation previously incurred including but not limited to procurement and manufacturing costs incurred by Balqon prior to the termination date up to the limit noted in Section V(A) below.

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V. COMPENSATION AND PAYMENT

A. As compensation for the satisfactory performance of the services required by this Agreement, City shall pay and reimburse Balqon a sum not to exceed Five Million Three Hundred Eighty-Three Thousand Seven Hundred Fifty Dollars ($5,383,750). City recognizes the importance of developing the technology contemplated by this Agreement and of making it commercially available quickly and in a commercially and environmentally useful way. Upon written request by Balqon and Balqon's execution of documents in a form acceptable to City Attorney of City, City may issue Balqon progress payments and/or advances of funds for the acquisition of product and services identified in Sections I(A) and I(C) of this Agreement as authorized by the Executive Director. The aggregate of any such progress payments or advances(s) shall not exceed 25% of the total compensation under this Agreement as set forth in this Section V(A).

1. City shall pay Balqon in increments of One Hundred Eighty-Nine Thousand Nine Hundred Fifty Dollars ($189,950) upon occurrence of each of the following: (a) City's written acceptance of delivery of a Yard Hostler and accessories identified in Section I(A); (b) City's written acceptance and approval of the written status report submitted by Balqon identified in Section I(B) Phase 1 (iii) (a) up to the point of payment; and (c) Balqon's compliance with subsections (B) through (D) of this Section V. City shall pay for no more than twenty (20) Yard Hostlers under this Agreement.

2. City shall pay Balqon in increments of Two Hundred Eight Thousand Five Hundred Dollars ($208,500) upon occurrence of each of the following: (a) City's written acceptance of delivery of an Electric Truck identified in Section I(C); (b) City's written acceptance and approval of the written status report submitted by Balqon identified in Section I(B) Phase 1 (iii) (b) up to the point of payment; and (c) Balqon's compliance with subsections (B) through (D) of this Section V. City shall pay for no more than five (5) Electric Trucks under this Agreement.

3. City shall pay Balqon Five Hundred Forty-Two Thousand Two Hundred Fifty Dollars ($542,250) upon occurrence of each of the following: (a) City's written acceptance of delivery of five (5) sets of chargers and other accessories referenced in Section I(C), and (b) Balqon's compliance with subsections (B) through (D) of this Section V.

B. Upon delivery of each Yard Hostler or Electric Truck or charger referenced in Section V (A) above to City, Balqon shall submit invoices in quadruplicate to City for such Yard Hostler or Electric Truck or charger. Each such invoice shall be signed by the Balqon and shall include the following certification:

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"I certify under penalty of perjury that the above bill is just and correct according to the terms of Agreement No. ________ and that payment has not been received. I further certify that I have complied with the provisions of the City's Living Wage Ordinance.

______________________________"

(Balqon's Signature)

C. Balqon must include on the face of each itemized invoice submitted for payment its Business Tax Registration Certificate number, as required at Section VIII of this Agreement. No invoice will be processed for payment by City without this number shown thereon. All invoices shall be approved by the Executive Director or his or her designee prior to payment. All invoices due and payable and found to be in order shall be paid as soon as, in the ordinary course of City business, the same may be approved, audited and paid.

Balqon shall submit appropriate supporting documents with each invoice. Such documents may include provider invoices, payrolls, and time sheets. The City may require, and Balqon shall provide, all documents reasonably required to determine whether amounts on the invoice are allowable expenses under this Agreement.

Further, where the Balqon employs subcontractors under this Agreement, the Balqon shall submit to City, with each monthly invoice, a Monthly Subcontractor Monitoring Report Form (Exhibit "D") listing SBE/MBE/WBE/OBE amounts. Balqon shall provide an explanation for any item that does not meet or exceed the anticipated participation levels for this Agreement, with specific plans and recommendations for improved subcontractor utilization. Invoices will not be paid without a completed Monthly Subcontractor Monitoring Report Form. All invoices are subject to audit. Balqon is not required to submit support for direct costs items of $25 or less.

D. For payment and processing, all invoices should be mailed to the following address:

Accounts Payable Section
Harbor Department, City of Los Angeles
P.O. Box 191
San Pedro, CA 90733-0191

VI. ROYALTY FEE

A. In partial consideration of City's issuance of this Agreement, and as an inducement for future sales of Yard Hostlers and Electric Trucks (defined as United States Department of Transportation Class 8 heavy duty trucks with Gross Vehicle Weights equal to or greater than 33,000 pounds) ("Electric Vehicles"), following the effective date of this Agreement, Balqon (which for purposes of this Section VI shall include any successor by sale or merger to Balqon and any assignee or licensee of its technology for Electric Vehicles) shall pay to City a royalty fee of One Thousand Dollars ($1,000) per Electric Vehicle sold or leased by Balqon ("Royalty Fee") to a purchaser or

lessee other than City and AQMD. Within sixty (60) days after the end of each 12 month period from the date of this agreement, Balqon shall submit to City a written statement identifying each sale or lease of an Electric Vehicle during the previous calendar year, the purchaser/lessee and status of payment or lease. For purposes of this Section VI, "sale" shall mean an agreement to purchase with or without payment being made therefore and "lease" shall mean an agreement to lease with or without payment being made therefore. City may audit such written statements upon ten (10) days' written notice to Balqon.

B. The amount of the Royalty Fee shall, at the end of each five (5) year period after Balqon's delivery of the first five (5) Electric Trucks possessing specifications and features in accordance with Exhibits "A" or "C" and approved in writing by City (the "First Production Date"), be adjusted up or down based on the inflation or deflation rate for that five-year period, as measured by the change in the Producer Price Index during that five-year period. The Producer Price Index shall mean and refer to that table in the Producer Price Index published by the United States Department of Labor, Bureau of Labor Statistics (Index 2007 = 100). If such index is discontinued, then any successor Producer Price Index of the United States Bureau of Labor Statistics, or successor agency thereto, shall be used, and if there is no successor Producer Price Index, the parties shall designate a substitute index or formula. In addition, City agrees to meet and confer with Balqon at the end of each such five-year period regarding whether downward adjustments to the Royalty Fee are warranted in light of circumstances at the time if the Royalty Fee is at a level that makes the sale of Electric Vehicles or the license of electric vehicle technology by Balqon not commercially feasible.

C. Balqon shall use its best efforts to market Electric Vehicles itself or through third parties retained by or on its behalf or to make the technology available through licensees through the end of the aforementioned royalty period. It is the intent of City and Balqon that commercially feasible Electric Vehicles be available for use worldwide.

D. This Section VI is intended to be interpreted in a commercially reasonable way so as to (i) enhance the availability of commercially feasible Electric Vehicles, (ii) facilitate profitable business opportunities for Balqon, and (iii) continue royalty income to City.

E. City and Balqon expressly agree that this Section VI and the rights and obligations comprising such provision, including but not limited to Balqon's obligations to pay Royalty Fees to City, shall survive the expiration of this Agreement and that Balqon shall have a continuing obligation to pay such Royalty Fees.

VII. INDEPENDENT CONTRACTOR

Balqon, in the performance of the work required by this Agreement, is an independent contractor and not an agent or employee of City. Balqon shall not represent itself as an agent or employee of the City and shall have no power to bind the City in contract or otherwise.

VIII. BUSINESS TAX REGISTRATION CERTIFICATE

The City of Los Angeles Office of Finance requires the implementation and enforcement of Los Angeles Municipal Code Section 21.09 et seq. This section provides that every person, other than a municipal employee, who engages in any business within the City of Los Angeles, is required to obtain the necessary Business Tax Registration Certificate and pay business taxes. The City Controller has determined that this Code Section applies to consulting firms that are doing work for the Los Angeles Harbor Department ("Department"). See Exhibit "E."

IX. INDEMNIFICATION AND INSURANCE

City and Balqon agree that the effective date for insurance coverage required under Section IX (C) through (L) below shall be the earlier of 90 days from the date of this Agreement or 30 days prior to delivery of the first vehicle.

A. Indemnity for General Liability

Except for the sole negligence or willful misconduct of City, Balqon shall at all times indemnify, protect, defend, and hold harmless City and any and all of its boards, officers, agents, or employees from and against all claims, charges, demands, costs, expenses (including counsel fees), judgments, civil fines and penalties, liabilities or losses of any kind or nature whatsoever which may be sustained or suffered by or secured against the City, its boards, officers, agents, and/or employees by reason of any damage to property, injury to persons, or any action that may arise out of the performance of this Agreement that is caused by any act, omission, or negligence of Balqon, its boards, officers, agents, employees, or subcontractors

B. Indemnity for Professional Liability

Except for the sole negligence or willful misconduct of City, Balqon shall at all times indemnify, protect, defend, and hold harmless City and any and all of its boards, officers, agents, or employees from and against all claims, charges, demands, costs, expenses (including counsel fees), judgments, civil fines and penalties, liabilities or losses of any kind or nature whatsoever which may be sustained or suffered by or secured against the City, its boards, officers, agents, and/or employees by reason of any damage to property, injury to persons, or any action that may arise out of the performance of this Agreement that is caused by any act, omission, or negligence of Balqon, its boards, officers, agents, employees, or subcontractors.

C. <u>General Liability Insurance</u>

Balqon shall procure and maintain in effect throughout the term of this Agreement, without requiring additional compensation from the City, commercial general liability insurance covering personal and advertising injury, bodily injury, and property damage providing contractual liability, independent contractors, products and completed operations, and premises/operations coverages written by an insurance company authorized to do business in the State of California rated VII, A- or better in Best's Insurance Guide (or an alternate guide acceptable to City if Best's is not available) within Balqon's normal limits of liability but not less than One Million Dollars ($1,000,000) combined single limit for injury or claim. Said limits shall provide first dollar coverage except that Executive Director may permit a self-insured retention or self-insurance in those cases where, in his or her judgment, such retention or self-insurance is justified by the net worth of Balqon. The insurance provided shall contain a severability of interest clause and shall provide that any other insurance maintained by Department shall be excess of Balqon's insurance and shall not contribute to it. In all cases, regardless of any deductible or retention, said insurance shall contain a defense of suits provision. Each policy shall contain an additional insured endorsement naming the City of Los Angeles Harbor Department, its boards, officers, agents, and employees and a 30-day notice of cancellation by receipted mail as shown in Exhibit "F."

D. <u>Workers' Compensation</u>

Balqon shall certify that it is aware of the provisions of Section 3700 of the California Labor Code which requires every employer to be insured against liability for Workers' Compensation or to undertake self-insurance in accordance with the provisions of that Code, and that the Balqon shall comply with such provisions before commencing the performance of the tasks under this Agreement. Balqon shall submit Workers' Compensation policies, whether underwritten by the state insurance fund or private carrier, which provide that the public or private carrier waives its right of subrogation against the City in any circumstance in which it is alleged that actions or omissions of the City contributed to the accident. See Exhibit "G."

E. <u>Professional Liability Insurance</u>

Balqon certifies that it now has professional liability insurance in the amount of One Million Dollars ($1,000,000), which covers the work to be performed pursuant to this Agreement and that it will keep such insurance or its equivalent in effect at all times during performance of said Agreement and until two (2) years following acceptance of the completed project by Board. Two (2) executed copies of the special endorsement, Exhibit "H," attached hereto and made a part hereof shall be filed with Executive Director. Alternatively, two (2) certified copies of the full policy containing a 30-calendar-day cancellation notice by receipted mail may be submitted. Notice of occurrences or claims under the policy shall be made to the Risk Management Division with copies to Executive Director.

F. Carrier Requirements

All insurance which Balqon is required to provide pursuant to this Agreement shall be placed with insurance carriers authorized to do business in the State of California and which are rated A-, VII or better in Best's Insurance Guide. Carriers without a Best's rating shall meet comparable standards in another rating service acceptable to City.

G. Notice of Cancellation

Each insurance policy described above shall provide that it will not be canceled or reduced in coverage until after the Board of Harbor Commissioners, Attention: Risk Manager and the City Attorney of City have each been given thirty (30) days' prior written notice by registered mail addressed to 425 S. Palos Verdes Street, San Pedro, California 90731.

H. Copies of Policies

Two certified copies of each policy containing the additional insured and 30-day cancellation notice language shall be furnished to Executive Director. Alternatively, two duplicate original additional insured endorsements on forms provided by the Department, as indicated above, may be submitted. The form of such policy or endorsement shall be subject to the approval of the Risk Manager of the Port.

I. Modification of Coverage

Executive Director, at his or her discretion, based upon recommendation of independent insurance consultants to City, may increase or decrease amounts and types of insurance coverage required hereunder at any time during the term hereof by giving ninety (90) days' prior written notice to Balqon.

J. Renewal of Policies

At least thirty (30) days prior to the expiration of each policy, Balqon shall furnish to Executive Director a renewal endorsement or renewal certificate showing that the policy has been renewed or extended or, if new insurance has been obtained, evidence of insurance as specified above. If Balqon neglects or fails to secure or maintain the insurance required above, Executive Director may, at his or her own option but without any obligation, obtain such insurance to protect City's interests. The cost of such insurance will be deducted from the next payment due Balqon.

K. Right to Self-Insure

Upon written approval by the Executive Director, Balqon may self-insure if the following conditions are met:

1. Balqon has a formal self-insurance program in place prior to execution of this Agreement. If a corporation, Balqon must have a formal resolution of its board of directors authorizing self-insurance.

2. Balqon agrees to protect the City, its boards, officers, agents and employees at the same level as would be provided by full insurance with respect to types of coverage and minimum limits of liability required by this Agreement.

3. Balqon agrees to defend the City, its boards, officers, agents and employees in any lawsuit that would otherwise be defended by an insurance carrier.

4. Balqon agrees that any insurance carried by Department is excess of Balqon's self-insurance and will not contribute to it.

5. Balqon provides the name and address of its claims administrator.

6. Balqon submits a Financial Statement or Balance Sheet prior to Executive Director's consideration of approval of self-insurance and annually thereafter evidence of financial capacity to cover the self-insurance.

7. Balqon agrees to inform Department in writing immediately of any change in its status or policy which would materially affect the protection afforded Department by this self-insurance.

8. Balqon has complied with all laws pertaining to self-insurance.

L. <u>Accident Reports</u>

Balqon shall report in writing to Executive Director within fifteen (15) calendar days after it, its officers or managing agents have knowledge of any accident or occurrence involving death of or injury to any person or persons, or damage in excess of Five Hundred Dollars ($500.00) to property, occurring upon the premises, or elsewhere within the Port of Los Angeles if Balqon's officers, agents or employees are involved in such an accident or occurrence. Such report shall contain to the extent available (1) the name and address of the persons involved, (2) a general statement as to the nature and extent of injury or damage, (3) the date and hour of occurrence, (4) the names and addresses of known witnesses, and (5) such other information as may be known to Balqon, its officers or managing agents.

X. TERMINATION

The Board shall have the right to terminate and cancel all or any part of this Agreement for any material breach of this Agreement giving Balqon sixty (60) days' advance, written notice of such termination in order to allow Balqon to correct the material breach ("Cure Period"). If this material breach is not corrected to the

satisfaction of Board within the Cure Period, this Agreement shall terminate at the end of this Cure Period and upon the Board's election to cancel and terminate this Agreement.

XI. PERSONAL SERVICE CONTRACT

During the term hereof, Balqon may provide services to other parties provided that these services do not conflict with and are not detrimental to the interests of the City. Balqon agrees to disclose all possible conflicts to the City promptly, and City agrees to provide objections to the conflicts in writing in a timely manner.

XII. AFFIRMATIVE ACTION

The Balqon, during the performance of this Agreement, shall not discriminate in its employment practices against any employee or applicant for employment because of employee's or applicant's race, religion, national origin, ancestry, sex, age, sexual orientation, disability, marital status, domestic partner status, or medical condition. The provisions of Section 10.8.4 of the Los Angeles Administrative Code shall be incorporated and made a part of this Agreement. All subcontracts awarded shall contain a like nondiscrimination provision. See Exhibit "I."

XIII. SMALL BUSINESS DEVELOPMENT PROGRAM

It is the policy of the Department to provide Small Business Enterprises (SBE) and Minority-Owned, Women-Owned and all Other Business Enterprises (MBE/WBE/OBE) an equal opportunity to participate in the performance of all City contracts in all areas where such contracts afford such participation opportunities. Balqon shall assist the City in implementing this policy and shall use its best efforts to afford the opportunity for SBEs, MBEs, WBEs, and OBEs to achieve participation in subcontracts where such participation opportunities present themselves and attempt to ensure that all available business enterprises, including SBEs, MBEs, WBEs, and OBEs, have equal participation opportunity which might be presented under this Agreement. See Exhibit "J."

NOTE: Prior to being awarded a contract with the City, Balqon and all subcontractors must be registered with the Department's Contracts Management Database, e-DiversityXchange.

XIV. CONFLICT OF INTEREST

It is hereby understood and agreed that the parties to this Agreement have read and are aware of the provisions of Section 1090 et seq. and Section 87100 et seq. of the California Government Code relating to conflict of interest of public officers and employees, as well as the Los Angeles Municipal Code (LAMC) Municipal Ethics and Conflict of Interest provisions of Section 49.5.1 et seq. and the Conflict of Interest Codes of the City and Department. All parties hereto agree that they are unaware of any financial or economic interest of any public officer or employee of City relating to this Agreement. Notwithstanding any other provision of this Agreement, it is further

understood and agreed that if such financial interest does exist at the inception of this Agreement, City may immediately terminate this Agreement by giving written notice thereof.

XV. COMPLIANCE WITH APPLICABLE LAWS

Balqon shall at all times in the performance of its obligations comply with all applicable laws, statutes, ordinances, rules and regulations, and with the reasonable requests and directions of Executive Director.

XVI. GOVERNING LAW / VENUE

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to the conflicts of law, rules and principles of such State. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State or Federal courts located in the County of Los Angeles, State of California, in the judicial district required by court rules.

XVII. TRADEMARKS, COPYRIGHTS, AND PATENTS

Balqon agrees to save, keep, hold harmless, protect and indemnify the City and any of its officers or agents from any damages, cost, or expenses in law or equity from infringement of any patent, trademark, service mark or copyright of any person or persons, or corporations in consequence of the use by City of any materials supplied by Balqon in the performance of this Agreement.

XVIII. PROPRIETARY INFORMATION

City's receipt of the Royalty Fee as set forth in Section VI is in lieu of its receipt of any right to any intellectual property Balqon creates in its performance of this Agreement. Other than in the deliverables identified in Section I above, City shall acquire no interest in, and shall not infringe upon, any existing intellectual property of Balqon or in intellectual property Balqon creates in its performance of this Agreement.

Balqon represents and warrants that its performance of this Agreement does not infringe in any way, directly or contributorily, upon any third party's intellectual property rights, including, without limitation, patents, copyrights, trademarks, trade secrets, right of publicity and proprietary information.

XIX. CONFIDENTIALITY

Subject to City's obligations under public disclosure laws including but not limited to the California Public Records Act, Balqon and City mutually agree that during the term of this agreement, Balqon shall and City shall attempt to not directly or indirectly use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of "Confidential Information" that is expressly provided to either party as confidential information. Each party shall immediately notify the other party upon discovery of any unauthorized use or disclosure of Confidential Information, or any breach of this

agreement and shall make every reasonable effort to assist in regaining possession of the Confidential information to prevent further unauthorized use or disclosure.

XX. NOTICES

In all cases where written notice is to be given under this Agreement, service shall be deemed sufficient if said notice is deposited in the United States mail, postage prepaid. When so given, such notice shall be effective from the date of mailing of the same. For the purposes hereof, unless otherwise provided by notice in writing from the respective parties, notice to the Department shall be addressed to the Executive Director, Los Angeles Harbor Department, P.O. Box 151, San Pedro, California 90733-0151, and notice to Balqon shall be addressed to it at the address set forth above. Nothing herein contained shall preclude or render inoperative service of such notice in the manner provided by law.

XXI. TAXPAYER IDENTIFICATION NUMBER (TIN)

The Internal Revenue Service (IRS) requires that all Balqon's and suppliers of materials and supplies provide a TIN to the party that pays them. Balqon declares that its authorized TIN is ____________________. No payments will be made under this Agreement without a valid TIN.

XXII. SERVICE CONTRACTOR WORKER RETENTION POLICY AND LIVING WAGE POLICY REQUIREMENTS

The Board of Harbor Commissioners of the City of Los Angeles adopted Resolution No. 5771 on January 13, 1999, agreeing to adopt the provisions of Los Angeles City Ordinance No. 171004 relating to Service Contractor Worker Retention (SCWR), Section 10.36 et seq. of the Los Angeles Administrative Code, as the policy of the Department. Further, Charter Section 378 requires compliance with the City's Living Wage requirements as set forth by ordinance, Section 10.37 et seq. of the Los Angeles Administrative Code. Balqon shall comply with the policy wherever applicable. Violation of this provision, where applicable, shall entitle the City to terminate this Agreement and otherwise pursue legal remedies that may be available.

XXIII. WAGE AND EARNINGS ASSIGNMENT ORDERS/NOTICES OF ASSIGNMENTS

The Balqon and/or any subcontractor are obligated to fully comply with all applicable state and federal employment reporting requirements for the Balqon and/or subcontractor's employees.

The Balqon and/or subcontractor shall certify that the principal owner(s) are in compliance with any Wage and Earnings Assignment Orders and Notices of Assignments applicable to them personally. The Balqon and/or subcontractor will fully comply with all lawfully served Wage and Earnings Assignment Orders and Notices of Assignments in accordance with Cal. Family Code Sections 5230 et seq. The Balqon or subcontractor will maintain such compliance throughout the term of this Agreement.

XXIV. EQUAL BENEFITS POLICY

The Board of Harbor Commissioners of the City of Los Angeles adopted Resolution No. 6328 on January 12, 2005, agreeing to adopt the provisions of Los Angeles City Ordinance No. 172,908, as amended, relating to Equal Benefits, Section 10.8.2.1 et seq. of the Los Angeles Administrative Code, as a policy of the Department. Balqon shall comply with the policy wherever applicable. Violation of this policy shall entitle the City to terminate any Agreement with Balqon and pursue any and all other legal remedies that may be available. See Exhibit "K."

XXV. STATE TIDELANDS GRANTS

This Agreement is entered into in furtherance of and as a benefit to the State Tidelands Grant and the trust created thereby. Therefore, this Agreement is at all times subject to the limitations, conditions, restrictions and reservations contained in and prescribed by the Act of the Legislature of the State of California entitled "An Act Granting to the City of Los Angeles the Tidelands and Submerged Lands of the State Within the Boundaries of Said City," approved June 3, 1929 (Stats. 1929, Ch. 651), as amended, and provisions of Article VI of the Charter of the City of Los Angeles relating to such lands. Balqon agrees that any interpretation of this Agreement and the terms contained herein must be consistent with such limitations, conditions, restrictions and reservations.

XXVI. INTEGRATION

This document constitutes the entire Agreement between the parties to this Agreement with respect to the subject matter set forth and supersedes any and all prior Agreements or contracts on this subject matter between the parties, either oral or written. This Agreement may not be amended, waived, or extended, in whole or in part, except in writing signed by both parties.

XXVII. SEVERABILITY

Should any part of this Agreement be found to be invalid, the remainder of this Agreement is to continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date to the left of their signatures.

CITY OF LOS ANGELES, by its Board of Harbor Commissioners

Dated: 6/24/08

By [signature]
Executive Director

Attest Rose M. Dworshak
Secretary

BALQON CORPORATION

Dated: ____________

By [signature]

Type Name: BALWINDER SAMRA
Type Title: PRESIDENT | CEO

Attest ______________________

Type Name:
Type Title:

APPROVED AS TO FORM
6/17, 2008
ROCKARD J. DELGADILLO, City Attorney

By [signature]
STEVEN Y. OTERA, Deputy

Account #	59994	W.O. #	$249.58
Ctr/Div #	1025	Job Pac. #	635-00
Proj/Prog #	636		

Budget FY:	Amount:
07/08	300,000
08/09	5,153,795
TOTAL	

[redacted]